EX-99.77C  VOTES

Shareholder Voting Results

     On April 28, 2000, a special meeting of shareholders of Advantus Money Market Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 19,387,645       2,113,551
Ellen S. Berscheid                               19,384,489       2,116,707
Ralph D. Ebbott                                  19,387,645       2,113,551
Frederick P. Feuerherm                           19,387,645       2,113,551
William N. Westhoff                              19,374,140       2,127,056

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities      18,893,954     782,854   1,822,964

B.  Modify policy regarding concentration
in a particular industry                   18,829,160     873,139   1,797,473

C.  Modify policy regarding investments
in real estate and commodities             18,851,347     850,304   1,798,121

D.  Modify policy regarding lending        18,838,572     857,335   1,803,865

E.  Eliminate policy restricting
the pledging of assets                     18,802,822     879,389   1,817,561

F.  Eliminate policy restricting
margin purchases and short sales           18,803,211   1,125,253   1,571,308

G.  Eliminate policy prohibiting
participation in a joint trading
account                                    18,868,903     812,897   1,817,972

H.  Eliminate policy prohibiting
options transactions                       18,904,325   1,024,204   1,571,243

I.  Eliminate diversification policy       18,751,418     908,145   1,840,209

J.  Eliminate policy regarding
investments in issuers that have been
in operation for less than 3 years         18,837,543   1,088,528   1,573,701

K.  Eliminate policy addressing
potential conflicts of interest            18,757,094   1,157,225   1,585,453

L.  Eliminate policy prohibiting
investing in companies for control         18,898,090     794,873   1,806,809

M.  Eliminate policy restricting
investments in other investment
companies                                  19,132,723     787,271   1,579,778

(3)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement  18,854,661     801,771   1,843,340

(4)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                   19,214,287     707,218   1,579,692